AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment, dated as of the 31st day of August, 2007, made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Advisory Agreement, dated as of August 13, 2004, as amended August 12, 2005 and August 11, 2006, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the rate of compensation payable to Matthews for the services rendered during the term of the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.  The Investment Management Fee Schedule shall be as set forth on the attached amended and restated Appendix B. All other terms relating to compensation remain unchanged.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with the updated Appendix B, to be signed by their duly authorized officers as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL
MANAGEMENT, LLC

By: /s/ John P. McGowan	By: /s/ William J. Hackett
John P. McGowan	William J. Hacket
Vice President and Secretary	President

Date: August 31, 2007	Date: August 31, 2007

APPENDIX B

MATTHEWS INTERNATIONAL FUNDS
INVESTMENT MANAGEMENT FEE SCHEDULE

(updated August 31, 2007)

The Investment Management Fee for the Fund Complex is as follows:

Portfolio Value of the Funds	Investment Management Fee as a Percent of Portfolio Value of the Funds
(Not to Exceed)

$0 to $2 Billion	0.75% of average daily net assets

$2 Billion to $5 Billion	0.6834% of average daily net assets

Over $5 Billion	0.65% of average daily net assets

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:/s/ John P. McGowan	By: /s/ William J. Hackett
John P. McGowan	William J. Hacket
Vice President and Secretary	President

Date: August 31, 2007	Date: August 31, 2007